Exhibit 99.1

NEWS	Contact: Amie D'Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Reports third quarter 2026 EARNINGS

•
Revenues of $2.23 billion, up 4% sequentially and up 2% year-over-year
•
Net income of $90 million, or $0.25 per share, a decrease of $22 million sequentially and up $48 million year-over-year
•
Adjusted EBITDA1,2 of $281 million, down $2 million sequentially and up $23 million year-over-year
•
Bookings of $577 million, representing a book-to-bill of 91%

1 Free Cash Flow, Excess Free Cash Flow, Adjusted operating profit, and Adjusted EBITDA are non-GAAP measures, see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to non-GAAP measures” below.

2 Adjusted EBITDA for the second and third quarter of 2026 includes a benefit of approximately $40 million and $5 million, respectively, related to tariff refunds

HOUSTON, TX, October 27, 2026 — NOV Inc. (NYSE: NOV) today reported third quarter 2026 revenues of $2.23 billion, an increase of four percent sequentially and an increase of two percent compared to the third quarter of 2025. Net income increased $48 million, or $0.14 per diluted share, year-over-year to $90 million. Operating profit was $142 million, or 6.4 percent of sales, an increase of 33 percent versus the third quarter of 2025. Adjusted operating profit was $188 million, an increase of 11 percent versus the third quarter of 2025. Adjusted EBITDA increased $23 million year-over-year to $281 million, or 12.6 percent of sales. Third quarter 2026 Adjusted operating profit and Adjusted EBITDA include a benefit of approximately $5 million related to tariff refunds.

“NOV delivered another strong quarter, building on the operational momentum established earlier this year,” said Jose Bayardo, Chairman, President, and CEO. “The solid sequential and year-over-year revenue growth reflects our continued focus on supporting customers in the Middle East and ramping manufacturing throughput against our growing backlog of capital equipment orders in our Energy Products and Services segment. Strong Adjusted EBITDA flowthrough, excluding tariff refund benefits, reflects disciplined execution, continued efficiency gains, and our efforts to better leverage NOV’s global platform.

“We expect geopolitical events will continue to create near-term disruptions and expect a moderation in Middle East activity during the fourth quarter as certain customers adjust their drilling programs. At the same time, the broader geopolitical backdrop continues to reinforce the need to strengthen energy security, diversify sources of supply, and replenish global inventories. Combined with the limited availability of modern, higher-specification equipment following a decade of restrained industry reinvestment, these needs create a constructive backdrop for demand for equipment and technologies that improve efficiency, reliability, and overall project economics.

“We have positioned NOV for the market environment now emerging. Our technology leadership, strong market positions, global footprint, and continued operational improvements give us confidence in our ability to capitalize on the expanding opportunity set and demonstrate materially greater earnings power over the coming years.”

Energy Equipment

Energy Equipment generated revenues of $1.22 billion in the third quarter of 2026, a decrease of two percent from the third quarter of 2025. Operating profit decreased $8 million from the prior year to $122 million, or 10.0 percent of sales, and included $14 million in pre-tax Other Items and a $22 million net loss on write-down of fixed assets. Adjusted EBITDA increased $7 million from the prior year to $187 million, or 15.3 percent of sales. The decrease in revenue was due to the completion of certain offshore production related projects that were not fully offset by increased demand for the segment’s other products and services. Adjusted EBITDA margins expanded, driven by a favorable project mix and improved margins in backlog.

New orders booked during the quarter totaled $577 million representing a book-to-bill of 91 percent when compared to $632 million of orders shipped from backlog. As of September 30, 2026, backlog for capital equipment orders for Energy Equipment totaled $3.98 billion.

Energy Products and Services

Energy Products and Services generated revenues of $1.06 billion in the third quarter of 2026, an increase of nine percent from the third quarter of 2025. Operating profit increased $50 million from the prior year to $88 million, or 8.3 percent of sales, and included $7 million in pre-tax Other Items and a $4 million gain on sales of fixed assets. Adjusted EBITDA increased $18 million from the prior year to $153 million, or 14.5 percent of sales. Revenue growth was led by increasing manufacturing throughput against the segment’s growing backlog of drill pipe and composite equipment. Continued improvement in cost structure and operational efficiencies resulted in higher margins.

Fourth Quarter 2026 Outlook

The Company is providing financial guidance for the fourth quarter of 2026, which constitutes “forward-looking statements” as described further below under “Cautionary Note Regarding Forward-Looking Statements.” This guidance is subject to, and may be affected by, the current uncertainty and conflict in the Middle East, and assumes that the operating environment in the region remains consistent with the conditions experienced during the third quarter, other than the expected moderation in activity described above. A worsening of such conditions may cause actual results to differ materially from this guidance.

For the fourth quarter of 2026, management expects consolidated revenues to be roughly flat year-over-year, with Adjusted EBITDA expected to be between $260 million and $300 million.

Corporate Information

NOV repurchased approximately 0.8 million shares of common stock for $15 million and paid $32 million in dividends during the third quarter, resulting in a total of $47 million in capital returned to shareholders.

During the third quarter of 2026, NOV recorded $28 million in pre-tax Other Items, primarily related to severance and inventory write-downs, and costs associated with streamlining our business operations. NOV also recorded $18 million in net write-downs of fixed assets, primarily related to facility closures (see Reconciliation of GAAP to non-GAAP measures).

As of September 30, 2026, the Company had total debt of $1.71 billion, with $1.50 billion available on its revolving credit facility, and $1.06 billion in cash and cash equivalents.

Significant Achievements

NOV secured an award for data aggregation and remote monitoring services across a supermajor’s global offshore fleet of drillships, jackups, and drilling platforms. Powered by the Max™ Platform, the services range from secure real-time data aggregation and delivery to integrated visualization, enabling operational visibility from the wellsite to the customer’s remote operating center. By simplifying access to trusted operational data through a unified platform, NOV helps reduce workflow complexity and improve decision-making while establishing a scalable digital foundation for the deployment of future automation.

NOV received multiple orders for mooring systems supporting floating oil and gas production in the U.S., Eastern Mediterranean, and Angola. The orders include an APL™ Submerged Swivel and Yoke (SSY) system for a U.S. FLNG export project, providing shallow-water mooring and continuous subsea gas transfer, as well as spread mooring systems for an offshore gas floating control unit and an FPSO. NOV’s broad portfolio of mooring and fluid-transfer technologies is well positioned to support continued investment in floating offshore production infrastructure globally.

NOV was awarded an upgrade package to provide increased lifting capacity and advanced automation capabilities for a drillship. The project includes a 1,435-ton hookload package, TDX-1500 top drive, NOVOS™ process automation platform upgrades, and Multi-Machine Control functionality. The integrated upgrade will expand the drillship’s capabilities for high-performance, ultra-deepwater operations.

NOV received an initial order for 160 km of Fiberspar™ composite spoolable linepipe after finalizing a frame agreement in Oman for up to 300 km of pipe. The technology supports the customer’s expanding hydrocarbon pipeline infrastructure requirements while minimizing installation time and complexity. The framework strengthens NOV’s participation in pipeline infrastructure development across the region.

NOV received an order for six well service rig electrification conversions that will enable hybrid electric operations at the jobsite. The project will modify well servicing equipment and upgrade conventional controls to advanced programmable logic controller-based systems. By electrifying installed equipment rather than replacing it, NOV enables customers to transition existing fleets cost-effectively toward more efficient, digitally controlled, and automated well servicing operations.

NOV was selected to deliver vessel designs and jacking-system equipment packages for two next-generation offshore wind foundation installation jackups. The vessels will leverage the GustoMSC™ NG-20000X design and patent-pending asymmetrical rack and pinion technology. The technology enables installation of larger and more complex offshore wind foundations without increasing platform footprint, structural weight, or system complexity.

North American customers continue to invest in rig performance to meet the demands of unconventional resources. During the quarter, NOV was selected to convert a DC rig to AC electric technology and add a high-speed, high-hookload drawworks and NOVOS™ process automation platform. Additionally, a customer selected NOV’s latest-generation TDS-1400 top drive while another opted to upgrade an existing top drive to increase torque and horsepower as well as achieve 10,000-psi-pressure requirements to more efficiently drill ultra long lateral wells in high pressure formations.

NOV’s pumping technologies continued to gain traction in production optimization applications in the Eastern Hemisphere. In Nigeria, NOV received an order for a water injection reciprocating pump package to support a mature-field optimization program. NOV successfully introduced its first horizontal pumps into the Middle East with sales to two customers to provide efficient water handling in demanding production environments.

NOV’s DAYTONA™ drilling motors portfolio delivered strong performance across unconventional drilling applications in the U.S. and Australia. In the Haynesville, NOV’s new and most powerful drilling motor, the 9-7/8-in. DAYTONA 09 motor, drilled a 6,322-ft interval at an average rate of penetration of 131 ft/hr. In the Beetaloo Basin, the DAYTONA 11RS motor and PosiTrack™ vibration mitigation technology enabled a rotary steerable equipped BHA to drill a 4,333-ft section in a single run, compared with prior wells that required three runs to complete the section. Together, the deployments demonstrate the ability of NOV’s drilling technologies to increase drilling efficiency in unconventional applications.

NOV received an order for 6-5/8-in. drill pipe for a geothermal project in Utah. The drill string incorporates NOV’s premium NOV Delta™ high torque connections and TK-Drakōn™ high temperature coating engineered for insulation and performance. The award expands NOV’s participation in geothermal development and demonstrates the applicability of these premium technologies beyond traditional oil and gas applications.

NOV expanded the application of its temperature and pressure management technologies in challenging drilling environments. In northern Louisiana, NOV’s TUNDRA™ MAX mud cooling technology and high-torque Delta™ connection drill pipe with TK™-Drakōn thermal insulating tubular coating provided cooling capacity to manage extreme downhole temperatures and protect bottom hole assembly technology, enabling the operator to successfully drill a complex, extended-reach U-turn well. In South Texas, NOV was awarded a combined TUNDRA MAX and managed pressure drilling (MPD) services contract, integrating the two technologies to help manage thermal expansion and deliver more precise pressure control.

Third Quarter Earnings Conference Call

NOV will hold a conference call to discuss its third quarter 2026 results on October 28, 2026 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 160 years, NOV has pioneered innovations that enable its customers to safely and efficiently produce abundant energy while minimizing environmental impact. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Additionally, Free Cash Flow and Excess Free Cash Flow do not represent the Company’s residual cash flow available for discretionary expenditures, as the calculation of these measures does not account for certain debt service requirements or other non-discretionary expenditures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

This press release contains certain forward-looking non-GAAP financial measures, including Adjusted EBITDA. The Company has not provided a reconciliation of projected net income to projected Adjusted EBITDA because management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income, such as other income (expense), which includes fluctuations in foreign currencies. As such, a reconciliation of projected net income to projected Adjusted EBITDA is not available without unreasonable effort. The actual amount of other income (expense), provision (benefit) for income taxes, equity income (loss) in unconsolidated affiliates, depreciation and amortization, and other amounts excluded from Adjusted EBITDA could have a significant impact on net income.

Cautionary Note Regarding Forward-Looking Statements

This document contains, or has incorporated by reference, statements that are not historical facts, including estimates, projections, and statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often contain words such as “may,” “can,” “likely,” “believe,” “plan,” “predict,” “potential,” “will,” “intend,” “think,” “should,” “expect,” “anticipate,” “estimate,” “forecast,” “expectation,” “goal,” “outlook,” “projected,” “projections,” “target,” and other similar words, although some such statements are expressed differently. Other oral or written statements we release to the public may also contain forward-looking statements. Forward-looking statements involve risks and uncertainties and reflect our best judgment based on current information. You should be aware that our actual results could differ materially from results anticipated in such forward-looking statements due to a number of factors, including but not limited to changes in oil and gas prices, customer demand for our products, challenges related to NOV’s operations in the Middle East, potential catastrophic events related to our operations, protection of intellectual property rights, compliance with laws, and worldwide economic activity, including matters related to sanctions and changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs, the outcome of a challenge to or reversal of tariff refunds, and their related impacts on the economy. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Except as required by law, we undertake no obligation to update any such factors or forward-looking statements to reflect future events or developments. You should also consider carefully the statements under “Risk Factors,” as disclosed in our most recent Annual Report on Form 10-K, as updated in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K, which address additional factors that could cause our actual results to differ from those set forth in such forward-looking statements, as well as additional disclosures we make in our press releases and other securities filings. We also suggest that you listen to our quarterly earnings release conference calls with financial analysts.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Amie D'Ambrosio

Director, Investor Relations

(713) 375-3826

Amie.DAmbrosio@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Revenue:
Energy Equipment	$1,220	$1,247	$1,218	$3,628	$3,600
Energy Products and Services	1,057	971	974	2,928	2,988
Eliminations	(51)	(42)	(58)	(144)	(121)
Total revenue	2,226	2,176	2,134	6,412	6,467
Gross profit	439	412	521	1,339	1,305
Gross profit %	19.7%	18.9%	24.4%	20.9%	20.2%

Selling, general, and administrative	297	305	328	957	903
Operating profit	142	107	193	382	402
Interest expense, net	(12)	(11)	(13)	(36)	(34)
Equity loss in unconsolidated affiliates	(7)	(11)	(5)	(15)	(10)
Other expense, net	—	(12)	(18)	(16)	(49)
Income before income taxes	123	73	157	315	309
Provision for income taxes	28	29	41	84	77
Net income	95	44	116	231	232
Net income attributable to noncontrolling interests	5	2	4	10	9
Net income attributable to Company	$90	$42	$112	$221	$223
Per share data:
Basic	$0.25	$0.11	$0.31	$0.62	$0.59
Diluted	$0.25	$0.11	$0.31	$0.61	$0.59
Weighted average shares outstanding:
Basic	357	370	359	359	375
Diluted	360	371	362	363	377

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	September 30,	December 31,
	2026	2025
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,058	$1,552
Receivables, net	1,835	1,701
Inventories, net	1,956	1,799
Contract assets	736	596
Prepaid and other current assets	226	172
Total current assets	5,811	5,820

Property, plant and equipment, net	1,993	2,050
Lease right-of-use assets	493	502
Goodwill and intangibles, net	2,016	2,037
Other assets	911	882
Total assets	$11,224	$11,291

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$858	$831
Accrued liabilities	825	822
Contract liabilities	515	565
Current portion of lease liabilities	99	101
Current portion of long-term debt	13	30
Accrued income taxes	7	57
Total current liabilities	2,317	2,406

Long-term debt	1,694	1,688
Lease liabilities	513	521
Other liabilities	392	354
Total liabilities	4,916	4,969

Total stockholders’ equity	6,308	6,322
Total liabilities and stockholders’ equity	$11,224	$11,291

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2026	2026	2025
Cash flows from operating activities:
Net income	$95	$231	$232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93	278	265
Working capital, net	(251)	(646)	(15)
Other operating items, net	104	169	196
Net cash provided by operating activities	41	32	678

Cash flows from investing activities:
Purchases of property, plant and equipment	(88)	(234)	(274)
Business acquisitions, net of cash acquired	(8)	(21)	—
Proceeds from sales of fixed assets	8	53	—
Other	—	—	8
Net cash used in investing activities	(88)	(202)	(266)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	1	1	2
Payments against lines of credit and other debt	—	(13)	(17)
Cash dividends paid	(32)	(129)	(163)
Share repurchases	(15)	(145)	(230)
Other	(7)	(30)	(43)
Net cash used in financing activities	(53)	(316)	(451)
Effect of exchange rates on cash	(6)	(8)	16
Decrease in cash and cash equivalents	(106)	(494)	(23)
Cash and cash equivalents, beginning of period	1,164	1,552	1,230
Cash and cash equivalents, end of period	$1,058	$1,058	$1,207

NOV INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Unaudited)

(In millions)

Presented below is a reconciliation of cash flow from operating activities to “Free Cash Flow”. The Company defines Free Cash Flow as cash flow from operating activities less purchases of property, plant and equipment, or “capital expenditures” and Excess Free Cash Flow as cash flows from operations less capital expenditures and other investments, including acquisitions and divestitures. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Free Cash Flow and Excess Free Cash Flow are not intended to replace GAAP financial measures.

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2026	2026	2025

Total cash flows provided by operating activities	$41	$32	$678
Capital expenditures	(88)	(234)	(274)
Free Cash Flow	$(47)	$(202)	$404
Business acquisitions, net of cash acquired	(8)	(21)	—
Excess Free Cash Flow	$(55)	$(223)	$404

NOV INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES, CONT. (Unaudited)

(In millions)

Presented below is a reconciliation of operating profit to Adjusted operating profit and Net Income to Adjusted EBITDA. The Company defines Adjusted operating profit as operating profit excluding gains and losses on fixed assets, and, when applicable, pre-tax Other Items. The Company defines Adjusted EBITDA as operating profit excluding depreciation, amortization, gains and losses on fixed assets, and, when applicable, pre-tax Other Items. Adjusted EBITDA % is a ratio showing Adjusted EBITDA as a percentage of sales. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted operating profit, Adjusted EBITDA and Adjusted EBITDA % are not intended to replace GAAP financial measures, such as Net Income and operating profit %. Pre-tax Other Items include gain on business divestiture, impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Operating profit:
Energy Equipment	$122	$130	$177	$392	$386
Energy Products and Services	88	38	85	199	204
Eliminations and corporate costs	(68)	(61)	(69)	(209)	(188)
Total operating profit	$142	$107	$193	$382	$402

Operating profit %:
Energy Equipment	10.0%	10.4%	14.5%	10.8%	10.7%
Energy Products and Services	8.3%	3.9%	8.7%	6.8%	6.8%
Eliminations and corporate costs	—	—	—	—	—
Total operating profit %	6.4%	4.9%	9.0%	6.0%	6.2%

Pre-tax Other Items, net:
Energy Equipment	$14	$21	$2	$25	$33
Energy Products and Services	7	41	9	24	52
Corporate	7	3	6	33	12
Total pre-tax Other Items	$28	$65	$17	$82	$97

(Gain) loss on fixed assets:
Energy Equipment	$22	$(1)	$(7)	$15	$(2)
Energy Products and Services	(4)	(2)	(13)	(16)	(4)
Corporate	—	—	—	—	4
Total (gain) loss on fixed assets	$18	$(3)	$(20)	$(1)	$(2)

Adjusted operating profit:
Energy Equipment	$158	$150	$172	$432	$417
Energy Products and Services	91	77	81	207	252
Eliminations and corporate costs	(61)	(58)	(63)	(176)	(172)
Adjusted operating profit	$188	$169	$190	$463	$497

Depreciation & amortization:
Energy Equipment	$29	$30	$28	$86	$86
Energy Products and Services	62	58	63	186	174
Corporate	2	1	2	6	5
Total depreciation & amortization	$93	$89	$93	$278	$265

Adjusted EBITDA:
Energy Equipment	$187	$180	$200	$518	$503
Energy Products and Services	153	135	144	393	426
Eliminations and corporate costs	(59)	(57)	(61)	(170)	(167)
Total Adjusted EBITDA	$281	$258	$283	$741	$762

Adjusted EBITDA %:
Energy Equipment	15.3%	14.4%	16.4%	14.3%	14.0%
Energy Products and Services	14.5%	13.9%	14.8%	13.4%	14.3%
Eliminations and corporate costs	—	—	—	—	—
Total Adjusted EBITDA %	12.6%	11.9%	13.3%	11.6%	11.8%

NOV INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES, CONT. (Unaudited)

(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Reconciliation of Adjusted operating profit and Adjusted EBITDA:
GAAP net income attributable to Company	$90	$42	$112	$221	$223
Noncontrolling interests	5	2	4	10	9
Provision for income taxes	28	29	41	84	77
Interest and financial costs	21	22	21	64	66
Interest income	(9)	(11)	(8)	(28)	(32)
Equity loss in unconsolidated affiliates	7	11	5	15	10
Other expense, net	—	12	18	16	49
(Gain) loss on fixed assets	18	(3)	(20)	(1)	(2)
Pre-tax Other Items, net	28	65	17	82	97
Adjusted operating profit	188	169	190	463	497
Depreciation and amortization	93	89	93	278	265
Total Adjusted EBITDA	$281	$258	$283	$741	$762